EXHIBIT 99.1

Rollins, Inc. Announces New Board Member and Declares Regular Quarterly Dividend

ATLANTA, Oct 24, 2006 (BUSINESS WIRE) -- R. Randall Rollins, Chairman of the Board of Rollins, Inc., a premier North American consumer and commercial services company (NYSE: ROL), announced the expansion of the Board to 7 members and the appointment of Thomas J. Lawley, MD, as a new Director of the Company. Dr. Lawley is currently Dean of the Emory University School of Medicine and has served in this capacity since 1996. The Emory University School of Medicine employs more than 4,500 faculty, staff and administrators, with an enrollment of 454 students and an annual operating budget of $550 million. He is the president of the Emory Medical Care Foundation and the Emory Children's Center and has held seats on the boards and executive committees of several distinguished organizations.

Mr. Rollins stated, "Tom Lawley is an experienced and successful doctor, educator and executive. Dr. Lawley guided Emory to a top 20 ranking among the U.S. medical schools, and we are pleased to have him joining our Board. We look forward to his contributions in the years ahead."

The Board of Directors of Rollins, Inc. declared a regular quarterly cash dividend on its common stock of $0.0625 cents per share to be paid December 11, 2006 to stockholders of record at the close of business November 10, 2006.

Rollins, Inc. is a premier North America consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Panama and Costa Rica from over 400 locations. You can learn more about Rollins by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

SOURCE: Rollins, Inc.

Rollins, Inc.
Harry J. Cynkus, 404-888-2922